Dated        November 2006

GENESIS LEASE LIMITED

and

JOHN MCMAHON

EMPLOYMENT AGREEMENT

A&L Goodbody

THIS AGREEMENT made on this	day of November 2006

BETWEEN:

(1)	GENESIS LEASE LIMITED whose registered office is at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (the Company); and
(2)	JOHN MCMAHON of 52 The Fairways, Castletroy, Limerick, Ireland (the Chief Executive)

The parties agree that the Chief Executive will be employed by the Company, subject to the following terms and conditions:

1.	Appointment:

The Chief Executive’s employment will commence on the date of the initial public offering of the Company and this will be deemed to be the Chief Executive’s commencement date for the purposes of any period of continuous employment and for statutory purposes.

2.	Position & Duties:
2.1.

The Chief Executive shall serve the Company and any subsidiary undertakings or associated undertakings of the Company (together the Companies) as may be required by the Board as President and Chief Executive Officer. The Chief Executive will report to the Board of Directors and will perform the duties appropriate to the position of President and Chief Executive Officer in addition to any such additional or alternative duties as the Company shall assign to the Chief Executive from time to time.

2.2.

Subsidiary undertakings is to have the meaning given to that expression in section 155 of the Companies Act, 1963 (as may be amended from time to time). Associated companies is to mean a holding company of the Company or any subsidiary of any such holding company or a body corporate having an equity share capital of which not less than 20% in nominal value is beneficially owned by the Company, its subsidiary undertakings and its associated undertakings.

2.3.

The Chief Executive shall, unless prevented by illness, devote the whole of his business time and attention to his duties and to the business of the Companies, and shall well and faithfully serve and use his best endeavours to promote the interests of the Companies at all times, and shall not knowingly do, or omit to do, or permit or suffer anything to be done or omitted, to the prejudice, loss or injury of any of the Company, its subsidiary undertakings and associated undertakings.

3.	Remuneration
3.1.	Base Salary
3.1.1.	The Chief Executive’s base salary is €525,000 gross per annum, subject to deductions of tax and PRSI and any other deductions required by law or provided for under this Agreement. The

Chief Executive’s salary is payable monthly in arrears by way of bank transfer into the Chief Executive’s nominated bank account. The Chief Executive’s salary will be reviewed annually, commencing on a date determined by the Board of Directors and any increase will be notified to the Chief Executive. In reviewing the Chief Executive’s salary, while the parties expect that the Chief Executive’s salary will increase there is no legal obligation on the Company to make any increase and any increase given in any year shall not create an entitlement or an expectation of future increases.

3.2.	Bonus
3.2.1.

The Chief Executive is entitled to participate in a Company Bonus Scheme (“the Scheme”) as set out in this clause. The amount of the Chief Executive’s Annual Bonus Target (“ABT”) will be determined annually by the Board of Directors and the actual bonus payable will be determined by the Board of Directors at its discretion with reference to the extent of achievement by the Chief Executive of performance targets, as set by the Board of Directors and the Chief Executive on an annual basis. The Chief Executive’s ABT for the financial year ending 31 December, 2006, is $600,000. The bonus payable under the Scheme will be paid to the Chief Executive in cash, restricted stock units and or stock options. It is agreed that no more than 20% of the ABT will be paid to the Chief Executive in stock options.

3.2.2.

All bonus payments are entirely at the discretion of the Company, are linked to the performance of the employee and are not guaranteed payments. Bonus guidelines are subject to review annually and may therefore change from time to time. Bonus payments, if any, are made in the first quarter of the year following the performance year on a date determined by the Board of Directors.

3.2.3.	In the event the Chief Executive exceeds his performance targets, the Chief Executive may be entitled to an amount in excess of the ABT, such amount to be determined by the Board of Directors.
3.2.4.

For the financial year ending 31 December 2006 the Chief Executive’s performance targets shall be set by the Board of Directors and the Chief Executive. The actual bonus payable to the Chief Executive will reflect the contribution of the Chief Executive to the formation and launch of Company since 1 July 2006.

3.3.	Other benefits
3.3.1.

The Company shall provide the Chief Executive with a motor car (together with the right to use the car for business or private purposes on such terms as to private use as the Company may from time to time direct) and shall discharge the road tax and insurance premiums thereon together with running expenses to the extent incurred in connection with the Companies’ business. Although the car will remain the property of the Company, the Chief Executive shall ensure that at all times when it is driven it is in the state and condition required by law. The Chief Executive shall ensure that the car is properly maintained and shall on the termination of his employment hereunder return the car in a roadworthy condition to the Company without delay.

3.3.2.

The Company shall discharge health insurance premiums for the Chief Executive and his immediate family in accordance with Plan E (for the Chief Executive and his wife) and Plan C for his children of the Voluntary Health Insurance Board (or BUPA Ireland equivalent).

4.	Restricted Stock Units and Stock Options
4.1.

The Company shall grant to the Chief Executive restricted shares with a fair market value of US$325,000 upon the pricing of the initial public offering of the common stock of the Company. Such grant shall be made under and in accordance with the rules of the Genesis Lease Limited Share Incentive Plan (the Plan) which will be established by the Board of Directors and communicated thereafter to the Chief Executive. These shares may not be sold by the Chief Executive while the restrictions are in place. The restrictions on the shares shall lapse in equal annual instalments over a period of three years following the date of the pricing of the initial public offering. The dividends payable on the shares will be paid on a current basis as and when declared by the Company.

4.2.

The Company shall grant to the Chief Executive upon the pricing of the initial public offering share options, with an exercise price equal to the IPO price, over such number of shares as will give the share options an aggregate value on the date of grant of US$425,000 as decided by the Board of Directors based on a determination provided by such external advisors as the Board of Directors shall decide using Black-Scholes share option model methodology. Such grant shall be made under and in accordance with the rules of the Plan and the terms and conditions of this award will be set out in an award agreement issued under the Plan. The Company shall instruct the Committee responsible for the Plan to provide for the vesting of the Share Options in three equal instalments over a period of three years on the anniversary of the date of grant (i.e. from the date of the closing of the initial public offering).

5.	Expenses

All expenses, properly vouched and reasonably incurred by the Chief Executive on the Company’s behalf will be reimbursed in full in accordance with the Company’s travel and living policy.

6.	Pension

The Company shall make an annual contribution equal to 10% of the Chief Executive’s gross salary hereunder into the Chief Executive’s Revenue approved Company pension scheme.

7.	Life Assurance and Permanent Health Insurance

The Company shall make available life assurance cover of four times the Chief Executive’s annual Base Salary payable to his specified dependants upon his death or to the Chief Executive and/or his dependents and access to a permanent health insurance scheme in the event of disability, subject to the rules of the scheme.

8.	Hours of Work:

The Chief Executive’s basic hours of work will be from 9.00 a.m. to 5.30 p.m. Monday to Friday. The Chief Executive will be required to work such additional time as may be required to complete the Chief Executive’s responsibilities. No additional remuneration will be paid in respect of this additional work.

9.	Place of Work:

The Chief Executive’s normal place of work is Limerick, but the Chief Executive’s duties may require travel to and work at other locations locally, countrywide or internationally. The Company reserves the right to change the place of the Chief Executive’s employment within reasonable commuting distance of Limerick, in which event the Chief Executive will be given reasonable notice. However, in the event the Chief Executive place of work is to be outside of this area, such change to place of work will not constitute a breach of this Agreement, but will give rise to an automatic entitlement to payment to the Chief Executive of a relocation expense allowance.

10.	Annual Leave & Public Holidays:

The Chief Executive is entitled to 28 working days annual leave per annum (exclusive of public holidays). Annual leave must be agreed in advance with the Company and must be taken at times convenient to it. The Company’s leave year runs from 1 January to 31 December and annual leave should normally be taken within the year. Unused annual leave may only be carried over from year to year in exceptional circumstances and at the discretion of the Company and in such cases, must, in any event, be taken within six months of the end of leave year. The Chief Executive’s leave entitlement for the period ending 31 December 2006 shall be 14 days to reflect the contribution of the Chief Executive to the formation and launch of the Company.

11.	Termination & Notice
11.1.

The Chief Executive’s employment may be terminated by either party by giving six months notice in writing or such longer notice as may from time to time be required by law. The Company may elect to terminate this Agreement with immediate effect by paying the Chief Executive’s basic salary and contractual benefits under clauses 3.3.2, 6 and 7 in lieu of notice. The Company may terminate this Agreement without notice where the Chief Executive is guilty of gross misconduct or in circumstances which justify summary dismissal. For the avoidance of doubt, during any notice period the Chief Executive will continue to receive his contractual benefits under clauses 3.3.2, 6 and 7 save in the event that the Company terminates the Chief Executive’s employment on the grounds specified in clause 11.3.

The Company may request the Chief Executive to take garden leave and not to attend for work or perform duties during the notice period. If the Chief Executive is required to take garden leave the Company may require the Chief Executive-

(a)	not to attend his place of work or any of the Company’s other premises;

(b)	not to carry out all or part of his duties during the notice period;
(c)	to return to the Company all documents and other materials (including copies) belonging to the Company;
(d)

not without the prior written permission of the Company contact or attempt to contact any of the Company’s clients, customers, suppliers, agents, professional advisers, brokers, or bankers or any of the Company’s employees; and

(e)	not to commence work with another employer, entity or company until the date that his employment terminates.

During any period of garden leave the Chief Executive will continue to receive his basic salary and contractual benefits and all obligations and entitlements under this Agreement continue to apply.

11.2.	The Company’s retirement age is 65 at which time the Chief Executive’s employment will automatically terminate without any notice obligations on either side.
11.3.	If the Chief Executive:
11.3.1.	is declared a bankrupt or applies for protection against his creditors generally;
11.3.2.	engages in any fraud, gross misconduct or continued wilful neglect to carry out his duties after warning, hereunder or commits any serious or repeated breach of this Agreement continued after warning;
11.3.3.

engages in any serious repeated breach or non-observance of any of the stipulations contained in the Articles of Association of the Company or the provisions of the Companies Acts, 1963 to 2005 (as may be amended from time to time);

11.3.4.	is convicted of an offence under Part V of the Companies Act, 1990 or any other present or future statutory enactment or regulations relating to insider dealing;
11.3.5.	becomes subject to any declaration or order made by a court of competent jurisdiction restricting or disqualifying him from being a director of any company;
11.3.6.

in the opinion of a majority of the Board of Directors, supported by the opinion of an independent medical examiner, becomes incapable by reason of mental disorder of discharging his duties as a director or employee of the Company or any other of the Companies;

11.3.7.	is convicted of any indictable offence (other than an offence under the road traffic legislation for the time being in force for which a penalty of imprisonment is not enforced);
11.3.8.	engages in any misconduct which brings serious discredit upon the Company; or

11.3.9.	resigns as a director of the Company otherwise than at the request of the Company the Company may terminate the Chief Executive’s employment hereunder by notice with immediate effect without compensation and such termination will be without prejudice to any other rights or remedies of the Company in respect of any breach of this Agreement.

11.4.

In any case where the Company is entitled to give a notice of termination under clause 11.3, it will be entitled instead to suspend the Chief Executive, either on full or part pay, or without payment of salary and with or without the benefits or other perquisites arising hereunder (but without prejudice to the Company’s rights to subsequently terminate the employment of the Chief Executive under clause 11.3).

12.	Consequences of Termination
12.1.	On termination of this Agreement, the Company shall forthwith pay to the Chief Executive all accrued and unpaid remuneration, fees and expenses properly due under the terms of this Agreement.
12.2.

In the event that the Company terminates the Chief Executive’s employment on any grounds other than the grounds specified in clause 11.3, the Chief Executive shall be entitled to receive a Termination Payment.

12.3.

For the purposes of this Agreement, the Termination Payment will be a gross payment equal to twice the amount of the Chief Executive’s annual base salary plus a payment equivalent to twice his entitlement to the ABT in the relevant financial year, in which the Chief Executive’s employment is terminated, as specified in clause 3.2. Notwithstanding the foregoing, in the event that the ABT for the relevant financial year has not been determined by the Board of Directors then the bonus reference will be a payment equivalent to twice the Chief Executive’s entitlement to the ABT under clause 3.2 in the previous financial year. For the purpose of the Termination Payment in this clause 12.3, the ABT shall at no time be less than the ABT for the financial year ending 31 December 2006.

12.4.

In the event of a change in control of the Company, the Chief Executive is entitled to terminate his employment by giving to the Company not less than six months notice at anytime within six months after a change in the control of the Company (that is any group or any person acquires beneficial ownership of more than 50% of the Company’s common stock or American Depository Receipts) and the Chief Executive shall be entitled to receive a Termination Payment. For the avoidance of doubt, in the event the Company terminates the Chief Executive’s employment following a change in control of the Company (other than a termination pursuant to clause 11.3), the Chief Executive shall also be entitled to a Termination Payment.

12.5.

The Termination Payment shall include and be full discharge of any payment to which the Chief Executive is entitled during his notice period and is conditional on the Chief Executive accepting the Termination Payment in full and final settlement of any claim for compensation (including notice entitlements but excluding the Chief Executive’s contractual benefits under clauses 3.3.2, 6 and 7 and entitlements under clause 4 which entitlements on the termination of the Chief Executive’s employment are as described in clause 12.6) he may have against the Company and executing all necessary documentation to this effect.

12.6.

12.6.1.

In the event that the Company terminates the Chief Executive’s employment (other than under clause 11.3) or there is a change in the control of the Company, the restrictions on all restricted shares shall lapse immediately and all share options shall vest immediately; and

12.6.2.

In the event that the Company terminates the Chief Executive’s employment under clause 11.3, the Chief Executive shall have 90 days to exercise the options which have already vested after which any unexercised options shall lapse. All unvested options at the date of termination shall be deemed cancelled.

12.7.	Upon the termination of this Agreement howsoever:
12.7.1.

the Chief Executive shall immediately deliver up to the Company all correspondence, documents, memoranda, papers, computer disks and all other media of electronic storage, writing, credit cards, keys, mobile telephones and other property of the Company which may be in his possession or under his control by reason of this Agreement and shall not retain any copies thereof;

12.7.2.

the Chief Executive shall not hold himself out, or represent, to any third party that he has the authority or ostensible authority to represent or to make any commitment on behalf of, or to contractually bind, the Company.

12.8.

The termination of this Agreement shall not affect such of the provisions hereof as are expressed to operate or have effect or as are capable of having effect thereafter and shall be without prejudice to any right of action already accrued to either party in respect of any breach of this Agreement by the other party, except as to any claim which may be released pursuant to clause 12.5 above.

12.9.

The Chief Executive shall forthwith resign in writing from all directorships, trusteeships and other offices he may hold from time to time with the Company, its subsidiary undertakings or its associated undertakings without compensation for loss of office in the event of:-

12.9.1.	the termination of the employment of the Chief Executive; or
12.9.2.	either the Chief Executive or the Company serving on the other notice of termination pursuant to this Agreement.

the Chief Executive hereby irrevocably appoints the Company (by way of security for the obligations of the Chief Executive under this clause) to be his attorney in his name and on his behalf to execute and do any such instruments or things and generally to use his name for the purpose of giving to the Company the full benefit of the provisions of this clause.

13.	Illness & Absence Procedure
13.1.	The Company has illness and absence notification requirements. Where there is continuing absence, the Chief Executive shall keep the Company fully informed of his condition and his expected return to work. A medical certificate must be produced in respect of absence of three days or more and afterwards, at such intervals as are required by the Company. The Company reserves the right to have the Chief Executive medically examined at any time by a doctor nominated by the Company during employment for the purposes of establishing the Chief Executive’s fitness to work and the Chief Executive hereby authorises such doctor to disclose to and discuss with the Company and the Company’s medical advisers the results of any such examinations or tests.

13.2.

The Company operates a sick pay scheme whereby the Chief Executive shall be paid full salary for up to 26 weeks absence in any 12 month period. The Company may in its absolute discretion cease payments under the scheme where the Chief Executive fails to follow the absence notification procedures or to provide the required medical certification,

13.3.

Where the Company makes payments to the Chief Executive during absence through illness and the illness is or appears to be an occasion of actionable negligence of a third party in which damages are or may be recoverable, the Chief Executive shall immediately notify the Company of that fact and of any claim, settlement, agreement or judgment made or awarded in connection with it, and shall give to the Company all particulars which the Company may reasonably require and shall, if required by the Company refund to the Company that part of any damages recovered related to loss of earnings for the period of the illness as the Company may reasonably determine, provided that the amount to be refunded will not exceed the amount of damages or compensation recovered by the Chief Executive less any cost borne by the Chief Executive in connection with the recovery of such damages or compensation and will not exceed the total remuneration paid to him by the Company by way of salary in respect of the period of illness.

14.	Medical Examination

The appointment of the Chief Executive hereunder is subject to a satisfactory medical clearance from a medical officer appointed by the Company. Such medical clearance to be obtained prior to the initial public offering. The Company reserves the right to waive this condition precedent.

15.	Disciplinary Procedure

The Company requires a good standard of discipline and conduct from the Chief Executive together with satisfactory standards of work. Disciplinary action up to and including dismissal may take place if the Chief Executive’s conduct or standard of work falls below an acceptable level. Summary dismissal may take place where gross misconduct occurs, which shall be treated as a termination by the Company under clause 11.3.

16.	Grievance Procedure

The purpose of the grievance procedure is to resolve any work-related problem as quickly as possibly. All grievances will be dealt with seriously and confidentially and the Chief Executive need not fear victimisation for making or being involved in a complaint. The Chief Executive should contact the Board in the event of any grievance.

17.	Integrity Compliance Policy

The Company requires that the Chief Executive upholds the policies and values of the Company.

18.	Health & Safety:

The Company takes seriously its obligations regarding the safety, health and welfare of its employees and in that regard, the Chief Executive’s attention is drawn to the Company’s health and safety procedure, which may be amended from time to time, and to health and safety legislation.

19.	Confidentiality
19.1.	The Chief Executive shall neither during the Employment (except in the proper performance of his duties) nor at any time (without limit) after the termination thereof, directly or indirectly
19.1.1.	use for his own purposes or those of any other person, company, business entity or other organisation whatsoever; or
19.1.2.	disclose to any person, company, business entity or other organisation whatsoever;

any trade secrets or confidential information relating or belonging to the Company or its associated companies including but not limited to any such information relating to customers, customer lists or requirements, price lists or pricing structures, sales and marketing information, business plans or dealings, employees or officers, source codes and computer systems, software, financial information and plans, designs, formulae, prototypes, product lines, services, research activities, any document marked ‘Confidential’ (or with a similar expression), or any information which the Chief Executive has been told is confidential or which he might reasonably expect the Company would regard as confidential, or any information which has been given to the Company or associated company in confidence by customers, suppliers or other persons.

19.2.

The Chief Executive shall not at any time during the continuance of his employment with the Company make any notes or memoranda relating to any matter within the scope of the Company’s business, dealings or affairs otherwise than for the benefit of the Company or any associated company.

19.3.

The obligations contained in Clause 19.1 shall not apply to any disclosures required by law, and shall cease to apply to any information or knowledge which may subsequently come into the public domain after the termination of employment other than by way of unauthorised disclosure.

19.4.

Any discovery, invention, process concept, idea, improvement, patentable material, design, service mark, trade mark, trade name and other form of industrial or intellectual property (“Intellectual Property”) made, originated, developed, acquired or discovered by the Chief Executive (whether alone or jointly with others) while in the course of his employment with the Company or any subsidiary or associated companies of the Company shall forthwith be disclosed to the Company and shall, to the fullest extent permissible by law, vest in, belong to and be the absolute property of the Company or such other subsidiary or associated companies of the Company as the Company may nominate for the purpose. To the extent that such Intellectual Property does not vest in the Company (or its nominee), the Chief Executive holds it on trust for the Company (or its nominee) and agrees to assign (and to the fullest extent permitted by law, hereby assigns) all future right, title and interest in such Intellectual Property to the Company. The Chief Executive, if and whenever required so to do (whether during or after the termination of his employment hereunder), shall at the expense of the Company (or its nominee) execute all such documents, make such applications, give such assistance and do all such things as may in the opinion of the Company be necessary or desirable to vest in or confirm the title of the Company to the Intellectual Property. The Chief Executive irrevocably appoints the Company or its nominee as the Chief Executive’s attorney to execute and sign in the Chief Executive’s name and on the Chief Executive’s behalf all documents and instruments as the Company may consider requisite or desirable to give full effect to the terms and conditions of this Agreement. To the maximum extent permitted by law, the Chief Executive waives all moral rights (arising under the Copyright and Related Rights Act 2000 (as amended) or otherwise) and similar rights in relation to such Intellectual Property.

20.	Restrictive Covenants
20.1.

During the Chief Executive’s employment, the Chief Executive shall not without the consent in writing of the Company at any time either solely or jointly with, or as executive, consultant, independent contractor, partner, manager, agent, Chief Executive or otherwise directly or indirectly carry on or be engaged or be concerned or interested in any business, trade or calling which might interfere with the proper performance of his duties or compete in any way with any of the Company’s activities.

The Chief Executive shall not within the period of 12 months of termination of his employment hereunder either solely or jointly with, or as executive, consultant, independent contractor, partner, manager, agent, Chief Executive or otherwise;

20.1.1.

knowingly approach, solicit for or accept custom (in relation to any products or services similar to those of the Company) from any person that was during the 6 month period prior to the date of termination of the Chief Executive’s employment hereunder a customer of any the Company;

20.1.2.

canvass or solicit or cause to be canvassed or solicited, in respect of any products or services similar to those of any of the Company, any customer of any of the Company that was during the 6 month period prior to the date of termination of the Chief Executive’s employment hereunder a customer of any of the Company, to discontinue or transfer business from any of the Company, or approach any such customer, with a view to doing any of the foregoing things;

20.1.3.	solicit or entice or cause to be solicited or enticed away from any of the Company any person employed by the Company in any executive, technical or other capacity;
20.1.4.	interfere or seek to interfere with the continuance of any of the terms of the supply of goods or services to any of the Company.

20.2.

Whilst the restrictions in this clause are considered by the parties to be reasonable in all the circumstances as at the date hereof, it is acknowledged that restrictions of such a nature may be invalid because of changed circumstances or other unforeseen reasons, and accordingly if any one or more such restrictions are judged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company but would be valid if part of the wording thereof were deleted, the period thereof reduced or the range of activities or areas covered thereby reduced in scope, the said restrictions will be deemed to apply with such modifications as may be necessary to make them valid and effective, and any such modifications shall not thereby affect the validity of any other restriction contained herein.

21.	Data Protection & Personal Information
21.1.

All personal information which the Company holds about the Chief Executive is protected by data protection laws. The Company take its responsibilities under these laws seriously and holds some or all of the following personal data about the Chief Executive:

Address, date of birth, marital status, educational or previous employment background, history and details of current position, CVs, applications and interview records, references, performance ratings or reviews, salary, bonuses, records of internet or email usage, CCTV images, records of disciplinary investigations/meetings or grievances, stock option, pension and other insurance documentation, payroll details and other related data.

21.2.

This information is required for the management and administration of the Chief Executive’s employment and to protect the Chief Executive’s rights under various employment laws. For these purposes it may from time to time be necessary to disclose the Chief Executive’s personal information to third parties, including payroll processors, pension brokers/trustees, or insurers. It may also be necessary to disclose information in order to comply with any legal obligations. The Company takes all reasonable steps as required by law to ensure the safety, privacy and integrity of the personal information. The Company may need to share personal data including sensitive personal data with other related entities which are based abroad. This may involve a transfer of data, including the Chief Executive’s personal sensitive data to a country which may not have the same data protection laws as Ireland. By signing this Agreement, the Chief Executive consents to the Company holding, processing, transferring or disclosing such personal data.

21.3.

It is a condition of the Chief Executive’s employment to disclose to the Company any events or incidents in respect of the Chief Executive’s health, of any criminal conviction(s) or of any other matter that occurred in the past or may occur in the future that would have any bearing on the terms of the Chief Executive’s employment with the Company.

22.	Liquidation for Reconstruction or Amalgamation

The Chief Executive shall have no claim against the Company if the employment is terminated by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction provided that he is offered employment with any concern or undertaking resulting from such amalgamation or reconstruction on terms and conditions which, taken as a whole, are not substantially less favourable than the terms of this Agreement or such terms of the Chief Executive employment as are in force at the relevant time.

23.	Variation

In addition to any specific reservations referred to in this Agreement, the Company reserves the right to make changes of a minor, administrative, or non-fundamental nature to the terms and conditions of the Chief Executive’s employment from time to time. Wherever practicable, the Chief Executive will be given advance notice of any such change. Changes of a major, non-administrative or fundamental nature, other than where specifically reserved in this Agreement, will not be made without consultation with the Chief Executive.

24.	Miscellaneous
24.1.

The Chief Executive hereby warrants that by virtue of entering into this Agreement the Chief Executive will not be in breach of any express or implied terms of any Court order, contract or any other obligation legally binding upon the Chief Executive.

24.2.

No failure or delay by the Company in exercising any remedy, right, power of privilege under or in relation to his Agreement or at law shall operate as a waiver of the same nor shall any single or partial exercise of any remedy, right, power or privilege preclude any further exercise of the same or the exercise of any other remedy, right, power or privilege.

24.3.	This Agreement is governed by and shall be construed in accordance with Irish law and the parties to this Agreement hereby submit to the exclusive jurisdiction of the Irish Courts.
24.4.

The information contained in this Agreement constitutes a written statement of particulars of the Chief Executive’s employment with the Company in accordance with the requirements of the Terms of Employment Act 1994.

IN WITNESS whereof this Agreement has been entered into on the date first herein written:

SIGNED on behalf of the Company in the presence of:

Signature

Title

SIGNED by the Chief Executive in the presence of: